UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2021

FIGS, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40448	46-2005653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2834 Colorado Avenue, Suite 100 Santa Monica, California	90404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (424) 300-8330

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	FIGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2021, Jeffrey D. Lawrence notified FIGS, Inc. (the “Company” or “FIGS”) that he will be retiring from his position as Chief Financial Officer of the Company, effective December 24, 2021 (the “Effective Date”). Mr. Lawrence came out of retirement in December 2020 and helped lead FIGS’ initial public offering. Mr. Lawrence’s retirement is not the result of any disagreement with the Company on any matters related to its financial reporting, operations, policies, or practices.

On December 9, 2021, the Board of Directors (the “Board”) of the Company appointed Daniella Turenshine as Chief Financial Officer of the Company, effective as of the Effective Date. The Board also designated Ms. Turenshine as the Company’s principal financial officer and principal accounting officer as of the Effective Date, succeeding Mr. Lawrence in those roles.

The Company anticipates that Mr. Lawrence will be eligible to receive severance payments and benefits in accordance with the terms of his existing offer letter with the Company, subject to his timely execution and non-revocation of a release of claims in the Company’s favor, including: (i) continued payment of base salary for twelve (12) months following the date of termination; and (ii) up to twelve (12) months of Company-paid COBRA continuation. In connection with his departure from the Company, Mr. Lawrence also entered into an agreement with the Company containing a non-competition provision, in exchange for (i) the accelerated vesting and exercisability of 275,000 shares of the Company’s Class A common stock subject to the stock option granted to Mr. Lawrence in December 2020 and (ii) the extension of the exercise period of Mr. Lawrence’s outstanding stock options to the first anniversary of the Effective Date.

In connection with her appointment, Ms. Turenshine will receive an annual base salary of $500,000 and her target annual bonus opportunity will be $300,000. In addition, the Company granted Ms. Turenshine a stock option with a value of $10 million and a restricted stock unit award with a value of $10 million, effective on the Effective Date. Both the stock option grant and the restricted stock unit award will generally vest over a 4-year period, subject to continued employment. If Ms. Turenshine’s service is terminated by the Company without “cause” or by her for “good reason” (each, as defined in the applicable award agreement), in either case, within 12 months following a change in control of the Company (as defined in the applicable award agreement), then 100% of the then-unvested shares subject to the stock option grant and the restricted stock unit award will vest in full.

Ms. Turenshine, age 32, has served as the Senior Vice President of Finance and Strategy at FIGS since November 2018. From July 2017 to November 2018, Ms. Turenshine served as Vice-President of Garnett Station Partners, a growth-oriented investment firm where she helped to build out Fridababy, a fast growing consumer products company. Before that, from July 2013 to June 2015, Ms. Turenshine worked in private equity at Avista Capital Partners, where she focused on transactions in the consumer, healthcare and media sectors. From July 2011 to June 2013, Ms. Turenshine served as an Analyst at Credit Suisse in the firm’s Technology, Media and Telecom Investment Banking Group. She received an MBA from Harvard Business School and an AB with High Honors in Finance and Economics from Princeton University.

Item 7.01 Regulation FD Disclosure.

On December 10, 2021, the Company issued a press release (the “Press Release”) regarding the Chief Financial Officer transition discussed above. A copy of the Press Release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated December 10, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGS, INC.

Date: December 10, 2021	By:	/s/ Catherine Spear
	Name:	Catherine Spear
	Title:	Co-Chief Executive Officer and Director